As filed with the Securities and Exchange Commission on June 23, 2009
Registration Nos. 333-115177, 333-115176, 333-106158, 333-90520, 333-58881, 333-45651, 333-34409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to FORM S-8
REGISTRATION STATEMENTS UNDER THE
SECURITIES ACT OF 1933

Post-Effective Amendment to Form S-8 Registration Statement No. 333-115177
Post-Effective Amendment to Form S-8 Registration Statement No. 333-115176
Post-Effective Amendment to Form S-8 Registration Statement No. 333-106158
Post-Effective Amendment to Form S-8 Registration Statement No. 333-90520
Post-Effective Amendment to Form S-8 Registration Statement No. 333-58881
Post-Effective Amendment to Form S-8 Registration Statement No. 333-45651
Post-Effective Amendment to Form S-8 Registration Statement No. 333-34409

PROVIDENT BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1518642 (I.R.S. Employer Identification No.)
c/o First Empire State Holding Company
One M&T Plaza Buffalo, NY 14203
(716) 842-5445
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Southern Financial Bancorp, Inc. 1993 Stock Option and Incentive Plan
Southern Financial Bancorp, Inc. 2003 Stock Incentive Plan
Provident Bankshares Corporation 2004 Equity Compensation Plan
Provident Bankshares Corporation Amended and Restated Stock Option Plan
Employees Retirement Savings Plan of Provident Bank of Maryland
Provident Bankshares Corporation Amended and Restated Stock Option Plan
Employees’ Retirement Savings Plan of Provident Bank of Maryland
Citizens Savings Bank F.S.B. 1986 Stock Option Plan
First Citizens Financial Corporation Directors Stock Option Plan
First Citizens Financial Corporation Employee Stock Option Plan
(each plan as amended or restated from time to time)
(Full titles of the plans)
Brian R. Yoshida
Assistant Secretary
c/o First Empire State Holding Company
One M&T Plaza Buffalo, NY 14203
(716) 842-5445
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     This Post-Effective Amendment relates to the following Registration Statements, as each may have been amended from time to time, filed on Form S-8 (collectively the “Registration Statements”):
1.	Registration Statement No. 333-115177 registering 58,209 shares of Provident Bankshares Corporation (“Provident”) common stock, par value $1.00 per share (the “Provident Common Stock”), in connection with the Southern Financial Bancorp, Inc. 1993 Stock Option and Incentive Plan and the Southern Financial Bancorp, Inc. 2003 Stock Incentive Plan;

2.	Registration Statement No. 333-115176 registering 4,000,000 shares of Provident Common Stock in connection with the Provident Bankshares Corporation 2004 Equity Compensation Plan;

3.	Registration Statement No. 333-106158 registering 1,700,000 shares of Provident Common Stock in connection with the Provident Bankshares Corporation Amended and Restated Stock Option Plan;

4.	Registration Statement No. 333-90520 registering 1,000,000 shares of Provident Common Stock and 1,000,000 Preferred Share Purchase Rights in connection with the Employees Retirement Savings Plan of Provident Bank of Maryland;

5.	Registration Statement No. 333-58881 registering 500,000 shares of Provident Common Stock in connection with the Provident Bankshares Corporation Amended and Restated Stock Option Plan;

6.	Registration Statement No. 333-45651 registering 750,000 shares of Provident Common Stock and 750,000 Preferred Share Purchase Rights in connection with the Employees’ Retirement Savings Plan of Provident Bank of Maryland;

7.	Registration Statement No. 333-34409 registering 407,132 shares of Provident Common Stock in connection with the Citizens Savings Bank F.S.B. 1986 Stock Option Plan, the First Citizens Financial Corporation Directors Stock Option Plan and the First Citizens Financial Corporation Employee Stock Option Plan.
     Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2008, by and among Provident, M&T Bank Corporation (“M&T”), and First Empire State Holding Company (“Merger Sub”), a Maryland corporation and wholly-owned subsidiary of M&T, Provident merged with and into Merger Sub, with Provident ceasing to exist and Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of M&T (the “Merger”). The Merger became effective at 12:01 a.m., Eastern Standard Time, on May 23, 2009 (the “Effective Time”).
     At the Effective Time, each outstanding share of Provident Common Stock, other than shares of Provident Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by M&T, Provident or a subsidiary of either, was cancelled and automatically converted into the right to receive 0.171625 fully paid and nonassessable shares of common stock, par value $0.50 per share, of M&T. Shares of Provident Common Stock are no longer listed.
     As a result of the Merger, Provident has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertaking made by Provident in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements which remain unsold at the termination of the offering, Merger Sub (as successor to Provident) hereby terminates the effectiveness of the Registration Statements and de-registers any and all shares of Provident Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof and any and all deferred obligations registered under the Registration Statements, which remain unpaid as of the date hereof.

SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act, First Empire State Holding Company (as successor to Provident Bankshares Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 23, 2009.

FIRST EMPIRE STATE HOLDING COMPANY (as successor to Provident Bankshares Corporation)
By:	/s/Brian R. Yoshida
Brian R. Yoshida
Assistant Secretary

     Pursuant to the requirements of the Securities Act, as amended, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark J. Czarnecki	President and Director	June 23, 2009
Mark J. Czarnecki	(Principal Executive Officer and Director)

/s/ René F. Jones	Executive Vice President, Chief Financial	June 23, 2009
René F. Jones	Officer, Treasurer and Director (Principal Financial Officer, Principal Accounting Officer and Director)